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                                                                      EXHIBIT 14

                            [IASIS HEALTHCARE LOGO]

                          IASIS HEALTHCARE CORPORATION
                                 CODE OF ETHICS
                   FOR SENIOR EXECUTIVE AND FINANCIAL OFFICERS

I.       PURPOSE OF CODE OF ETHICS

The purpose of this Code of Ethics is: to promote the honest and ethical conduct of our Senior Executive and Financial Officers (described below), including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports and documents required to be filed by IASIS Healthcare Corporation (the "Company") with the Securities and Exchange Commission (the "SEC") and in other public communications made by the Company; and to promote compliance with all applicable laws, rules and regulations that apply to the Company and its Senior Executive and Financial Officers.

II.      INTRODUCTION

This Code of Ethics is applicable to the following officers of the Company (the "Senior Executive and Financial Officers"):

               President and Chief Executive Officer
               Chief Operating Officer
               Chief Financial Officer
               Secretary and General Counsel
               Vice President and Treasurer
               Operations Chief Financial Officer
               Vice President of Ethics and Business Practices
               Senior Vice President, Development
               Chief Compliance Officer
               Division Presidents
               Division Chief Financial Officers
               Vice President for Reimbursement

References in this Code of Ethics to the Company mean the Company or any of its subsidiaries. While we expect honest and ethical conduct in all aspects of our business from all of our employees, we expect the highest possible honest and ethical conduct from our Senior Executive and Financial Officers. As a Senior Executive or Financial Officer, you are an example for other employees and we expect you to foster a culture of transparency, integrity and honesty. Compliance with this Code is a condition to your employment and any violations of the Code may result in disciplinary action, up to and including termination of your employment.

Waivers of this Code may be made only by the Board and will be disclosed in accordance with applicable law.

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III.     CONFLICTS OF INTEREST

A conflict of interest occurs when your private interests interfere, or appear to interfere, in any way, with the interests of the Company as a whole. Conflicts of interest can also arise when you take action or you or a member of your family have interests that may make it difficult for you to perform your duties to the Company effectively. Although we cannot list every conceivable conflict, following are some common examples that illustrate actual or apparent conflicts of interest that should be avoided:

IMPROPER PERSONAL BENEFITS FROM THE COMPANY

Conflicts of interest arise when an officer or a member of his or her family receives improper personal benefits as a result of his or her position in the Company. You may not accept any benefits from the Company that have not been duly authorized and approved pursuant to Company policy and procedure, including any Company loans or guarantees of your personal obligations.

FINANCIAL INTERESTS IN OTHER BUSINESSES

You should avoid having an ownership interest in any other enterprise if that interest compromises or appears to compromise your loyalty to the Company. For example, you may not own an interest in a company that competes with the Company or that does business with the Company unless you obtain the written approval of the Company's Compliance Officer before making any such investment. However, it is not typically considered, and the Company does not consider it, a conflict of interest (and therefore prior written approval is not required) to make investments in competitors, clients or suppliers that are listed on a national or international securities exchange so long as the total value of the investment is less than one percent (1%) of the outstanding stock of the corporation and the amount of the investment is not so significant that it would affect your business judgment on behalf of the Company.

BUSINESS ARRANGEMENTS WITH THE COMPANY

Without the prior written approval of the Company's Compliance Officer, you may not participate in a joint venture, partnership or other business arrangement with the Company.

CORPORATE OPPORTUNITIES

If you learn of a business or investment opportunity through the use of corporate property or information or your position at the Company, such as from a competitor or actual or potential supplier or business associate of the Company (including a principal, officer, director or employee of any of the above), you may not participate in the business or make the investment without the prior written approval of the Company's Compliance Officer. Such an opportunity should be considered an investment opportunity for the Company in the first instance.

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OUTSIDE EMPLOYMENT OR ACTIVITIES WITH A COMPETITOR

Simultaneous employment with or serving as a director of a competitor of the Company is strictly prohibited, as is any activity that is intended to or that you should reasonably expect to advance a competitor's interests at the expense of the Company's interests. You may not market products or services in competition with the Company's current or potential business activities. It is your responsibility to consult with the Chief Executive Officer to determine whether a planned activity will compete with any of the Company's business activities before you pursue the activity in question.

OUTSIDE EMPLOYMENT WITH A SUPPLIER

Without the prior written approval of the Company's Compliance Officer, you may not be a supplier or be employed by, serve as a director of or represent a supplier to the Company. Without the prior written approval of the Company's Compliance Officer, you may not accept money or benefits of any kind from a third party as compensation or payment for any advice or services that you may provide a client, supplier or anyone else in connection with its business with the Company.

FAMILY MEMBERS WORKING IN THE INDUSTRY

If your spouse or significant other, your children, parents or in-laws, or someone else with whom you have a financial relationship is a competitor or supplier of the Company or is employed by one, you must disclose the situation to the Company's Compliance Officer so that the Company may assess the nature and extent of any concern and how it can be resolved. You must carefully guard against inadvertently disclosing Company confidential information and being involved in decisions on behalf of the Company that involve the other enterprise.

If you have any doubt as to whether or not conduct would be considered a conflict of interest, please consult with the Company's Compliance Officer.

IV.      ACCURATE PERIODIC REPORTS AND OTHER PUBLIC COMMUNICATIONS

As you are aware, full, fair, accurate, timely and understandable disclosure in our periodic reports filed with the SEC and in our other public communications is required by SEC rules and is essential to our continued success. Please exercise the highest standard of care in preparing such materials. We have established the following guidelines in order to ensure the quality of our periodic reports.

     - All Company accounting records, as well as reports produced from those records, must be kept and presented in accordance with the laws of each applicable jurisdiction.

     - All records must fairly and accurately reflect the transactions or occurrences to which they relate.

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     -        All records must fairly and accurately reflect in reasonable detail the Company's assets, liabilities, revenues and expenses.

     - The Company's accounting records must not contain any false or intentionally misleading entries.

     - No transaction may be intentionally misclassified as to accounts, departments or accounting periods or in any other manner.

     - All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

     - No information may be concealed from the internal auditors or the independent auditors.

     - Compliance with Generally Accepted Accounting Principles and the Company's system of internal accounting controls is required at all times.

It is the responsibility of each Senior Executive and Financial Officer promptly to bring to the attention of the internal working group responsible for the review of the Company's periodic SEC reports (the "Disclosure Committee") any information of which he or she may become aware that materially affects the disclosures made by the Company in its public communications. Each Senior Executive and Financial Officer also shall bring promptly to the attention of the Disclosure Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

V.       COMPLIANCE WITH LAWS AND ETHICS CODE

You are expected to comply with both the letter and spirit of all applicable governmental laws rules and regulations and this Code, and to report any suspected violations of applicable governmental laws, rules and regulations or this Code to the Company's Compliance Officer. No one will be subject to retaliation because of a good faith report of a suspected violation. If you fail to comply with this Code or any applicable laws, rules or regulations, you may be subject to disciplinary measures, up to and including discharge.

NO RIGHTS CREATED

This Code is a statement of certain fundamental principles, policies and procedures that govern the Company's Senior Executive and Financial Officers in the conduct of the Company's business. It is not intended to and does not create any rights in any employee, customer, supplier, competitor, stockholder or any other person or entity.

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                               ACKNOWLEDGMENT FORM

I have received and read the Code of Ethics for Senior Executive and Financial Officers, and I understand its contents. I agree to comply fully with the standards contained in the Code of Ethics and the Company's related policies and procedures. I understand that I have an obligation to report to the Company's Compliance Officer any suspected violations of the Code of Ethics.

                                                 _______________________________
                                                 Printed Name

                                                 _______________________________
                                                 Signature

                                                 _______________________________
                                                 Date